Ex-99.B13-h2inital

                                   AGREEMENT

Waddell & Reed, Inc., in consideration of the issuance and sale to it by UNITED HIGH INCOME FUND II, INC. (Fund) of 20,000 shares of the Fund's common stock for the payment of $100,000, the receipt of which is acknowledged by the Fund, hereby recognizes that said amount was paid to the Fund in order for the Fund to comply with Section 14 of the Investment Company Act of 1940, and agrees that it shall hold said shares for investment and not with a view toward resale or requesting their redemption.

In the event that all or any part of this investment in Fund shares is redeemed prior to the full reimbursement by the Fund to Waddell & Reed, Inc. of certain organization expenses advanced by Waddell & Reed, Inc. to the Fund, the Fund's obligation to make further reimbursement will cease.

Dated this 8th day of May, 1986.


                              WADDELL & REED, INC.



                              By/s/Rodney O. McWhinney
                                Rodney O. McWhinney
                                Senior Vice President


Accepted:


UNITED HIGH INCOME FUND II, INC.



By/s/Robert L. Hechler
  Robert L. Hechler
  Vice President